Exhibit 10.14

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made and entered into effective as of the __th day of             , 200_ by and between MOLINA HEALTHCARE, INC., a Delaware corporation (the “Corporation”), and             , a director of the Corporation (the “Indemnitee”).

RECITALS:

WHEREAS, Section 145 (“Section 145”) of the Delaware General Corporation Law (“DGCL”) empowers the Corporation to indemnify its directors, officers, employees and agents if certain enumerated conditions are met;

WHEREAS, the Corporation’s Certificate of Incorporation (“Certificate of Incorporation”) and Bylaws (“Bylaws”) require the Corporation to indemnify its directors and officers to the fullest extent permitted by the DGCL;

WHEREAS, Section 145, the Certificate of Incorporation and the Bylaws each permit contracts between the Corporation and its directors, officers, employees and other agents with respect to indemnification of such persons;

WHEREAS, the Board of Directors has determined that contractual indemnification, as set forth herein, is reasonable and prudent and promotes the best interests of the Corporation and its stockholders; and

WHEREAS, to induce Indemnitee to serve or continue to serve as an officer and/or director of the Corporation, the Corporation has agreed to enter into this Agreement with Indemnitee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties incorporate the above recitals in their agreement and further agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement, the following definitions shall apply:

(a) The term “Action, Suit or Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, mediation, arbitration and appeal of, and the giving of testimony in, as a party, witness or otherwise, any actual, threatened, potential, pending or completed action, suit or proceeding, of any kind or description, whether civil, criminal, legislative, regulatory, administrative or investigative, in any locale, whether in this country or otherwise, including any claim or defense therein, and any other matter or thing relating thereto, or potentially relating thereto, including investigation, discovery and other proceedings of any kind or description undertaken before or after the commencement of any such Action, Suit or Proceeding.

(b) The term “Affiliate” shall be broadly construed to mean any natural or other person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.

(c) The term “Corporation” shall include Molina Healthcare, Inc., a Delaware corporation (“Molina Delaware”) and, without limitation, and in addition to Molina Delaware, any constituent corporation (including any constituent of a constituent) absorbed by Molina Delaware in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise, shall stand in the same position under the provisions of this Agreement with respect to Molina Delaware as he or she would have stood with respect to such constituent corporation if its separate existence had continued.

(d) The term “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever, actually and reasonably incurred by Indemnitee in connection with any Action, Suit or Proceeding including without limitation fees and costs of any type or nature incurred by Indemnitee in connection with (i) the investigation, defense or appeal of any Action, Suit or Proceeding; (ii) the assertion in any Action, Suit or Proceeding of claims, affirmative defenses, counter-claims, cross-claims and third-party claims; and (iii) the filing of an Action, Suit or Proceeding seeking to establish or enforce Indemnitee’s right to indemnification under this Agreement or otherwise. Without limiting the generality of the foregoing, the term “Expenses” shall include counsel fees and disbursements and costs routinely charged by counsel; the fees and costs of consulting and testifying expert witnesses; the cost of purchasing appeal bonds; all other like or unlike out-of-pocket costs reasonably incurred in connection with any such Action, Suit or Proceeding; and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Corporation or any third-party, provided that the rate of compensation and estimated time involved is approved by the Board, which approval shall not be unreasonably withheld.

(e) The term “Independent Legal Counsel” shall mean and refer to a law firm selected as follows: If Indemnitee and the Corporation are unable to agree in writing on the selection of the Independent Legal Counsel, such counsel shall be selected by lot from among the ten (10) law firms which, according to publicly available sources, have the most lawyers practicing in offices located in Los Angeles County, California and in New York County, New York (excluding firms that, in any of their offices, have acted as counsel for the Corporation, or Indemnitee or any other party to the Action, Suit or Proceeding or any Affiliate of any such person). The Corporation shall contact such counsel in order of their selection by lot, requesting each such firm to accept engagement to make the determination required hereunder until one of such firms accepts such engagement. The fees and costs of Independent Legal Counsel shall be paid by the Corporation.

(f) The term “Judgments, Fines and Amounts Paid in Settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever in any Action, Suit or Proceeding, whether based on Indemnitee’s affirmative acts or omissions to act, and shall include, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Corporation as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan.

(g) The term “other Enterprises” shall include, without limitation, employee benefit plans.

(h) The term “serving at the request of the Corporation” shall be broadly construed to include, without limitation, any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves the rendering of services by, such director, officer, employee, or agent with respect to another Enterprise, including, without limitation, employee benefit plans.

2.	INDEMNITY.

(a) To the fullest extent not prohibited by Delaware law, the Corporation shall indemnify and hold harmless the Indemnitee who was or is a witness or party, or is threatened to be made a witness or party, to any threatened, pending or completed Action, Suit or Proceeding (other than an action by or in the right of the Corporation) by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other Enterprise, against Expenses and against Judgments, Fines and Amounts Paid in Settlement actually and reasonably incurred by the Indemnitee in connection with such Action, Suit or Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Action, Suit or Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) To the fullest extent not prohibited by Delaware law, the Corporation shall indemnify and hold harmless the Indemnitee who was or is a witness or party or is threatened to be made a witness or a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other Enterprise against Expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or, at Indemnitee’s option, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such Expenses which the Court of Chancery or, at Indemnitee’s option, such other court shall deem proper.

3.	SUCCESSFUL DEFENSE.

(a) To the extent that Indemnitee has been successful on the merits or otherwise in defense of any Action, Suit or Proceeding referred to in subsections (a) and (b) of Section 2 hereof, or in defense of any claim, issue or matter therein, such person (a “Successful Indemnitee”) shall be indemnified against Expenses actually and reasonably incurred by such person in connection therewith.

(b) Without limiting the generality of sub-part (a) of this Section 3, for the purposes of this Agreement, Indemnitee shall be deemed to have been a Successful Indemnitee if any Action, Suit or Proceeding, or any claim, issue or matter therein, is disposed of, on the merits or otherwise (including a disposition without prejudice), in a manner whereby Indemnitee avoids or escapes from an adverse judgment or other detriment, for whatever reason, including without limitation, any such disposition in which no Amounts Paid in Settlement were paid by Indemnitee even if Amounts Paid in Settlement are or were paid by others to induce a third-party to dismiss Indemnitee from any Action, Suit or Proceeding.

4.	PROCEDURE FOR ENGAGING COUNSEL.

(a) Within three (3) days after actual receipt of process in an Action, Suit or Proceeding hereunder, Indemnitee shall give written notice thereof to the Corporation (the “Section 4(a) Notice”); provided, however, Indemnitee’s failure to timely submit a Section 4(a) Notice, or to request indemnification with respect to any Action, Suit or Proceeding, shall not relieve the Corporation of any liability it may have to Indemnitee except if and to the extent the Corporation establishes by clear and convincing evidence that it suffered actual prejudice in the defense of any such Action, Suit or Proceeding by reason thereof.

(b) After receipt of a Section 4(a) Notice, the Corporation, at its election, may assume the defense of the Action, Suit or Proceeding with counsel reasonably acceptable to Indemnitee by delivering written notice to Indemnitee of its election to do so (the “Assumption Notice”); provided, however, the Assumption Notice, if sent, (i) shall set forth with reasonable particularity the prior relationship, if any, between such counsel and the Corporation and its Affiliates, and (ii) shall be delivered to Indemnitee within a reasonable time before the expiration of the time period allotted by law to Indemnitee to move, answer or otherwise plead in response to the process identified in the Section 4(a) Notice.

(c) If Indemnitee accepts and approves counsel identified in the Assumption Notice, the Corporation shall not be liable to Indemnitee under this Agreement for fees or expenses of counsel subsequently incurred by Indemnitee in regard to the Action, Suit or Proceeding.

(d) Anything herein or elsewhere to the contrary notwithstanding,

(i) Indemnitee shall have the right to employ counsel of its choice in any such Action, Suit or Proceeding at Indemnitee’s sole cost and expense;

(ii) Indemnitee shall have the right to employ counsel of its choice and control the defense of an Action, Suit or Proceeding if: (a) Indemnitee is authorized in writing by the Corporation to do so, or (b) either Indemnitee or counsel selected by the Corporation shall reasonably conclude that there is or may be a material conflict of interest or position on any significant issue in the Action, Suit or Proceeding, or (c) the Corporation does not employ counsel for Indemnitee in such Action, Suit or Proceeding, or (d) the Action, Suit or Proceeding is brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other Enterprise;

(iii) without limiting Indemnitee’s rights under sub-part (ii) above, if counsel identified by the Corporation in the Assumption Notice or otherwise selected by the Corporation, after being accepted and approved by Indemnitee, subsequently, at any time and for any reason, is no longer acceptable to Indemnitee, Indemnitee shall be entitled to replace such counsel and to select counsel of its choice (“Substitute Counsel”); provided, however, (1) the added Expense, if any, attributable to Indemnitee’s engagement of Substitute Counsel (“Added Expense”) shall not be presumed to have been reasonable pursuant to Section 6(c) and (h) hereof, and (2) Indemnitee has the continuing right to replace Substitute Counsel but the Added Expense of doing so shall be borne by Indemnitee.

5.	ADVANCEMENT OF EXPENSES.

(a) Expenses incurred by or on behalf of Indemnitee in investigating, defending or settling a threatened or pending Action, Suit or Proceeding shall be advanced by the Corporation within twenty (20) days after receipt by the Corporation of (i) a statement or statements in writing from Indemnitee requesting such advance (the “Section 5(a) Request”), and (ii) a written undertaking by or on behalf of Indemnitee to repay such advance if and to the extent it ultimately shall be determined hereunder that Indemnitee is not entitled to be indemnified by the Corporation. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment and such advances shall be unsecured and interest-free. Subject to sub-part (b) of this Section 5, the Section 5(a) Request shall state with reasonable particularity the nature of the Expenses to be advanced by the Corporation and shall be accompanied by reasonable supporting documentation.

(b) Any dispute of any kind or description as to advancement of Expenses hereunder, including without limitation disputes as to the reasonableness of the Expense item, or the adequacy of Indemnitee’s description of the Expense(s) covered by the Section 5(a) Request, or the adequacy of the documentation provided by Indemnitee in support of the Section 5(a) Request, shall not delay the advancement of Expenses by the Corporation hereunder nor shall it extend the twenty (20) day time period in which Expenses shall be advanced.

(c) If, when, and to the extent it is determined in an “Enforcement Action,” as that term is defined in Section 6(g) hereof, that (i) Indemnitee was not permitted to be indemnified hereunder, or (ii) an Expense advance was not reasonable, in whole or in part, the Corporation shall be reimbursed by Indemnitee for any such Expense advance; provided, however, no such reimbursement shall be made and the Corporation shall continue to advance Expenses hereunder, until a final judicial determination is made in the Enforcement Action as to which all rights of appeal therefrom have been exhausted or lapsed, which judicial determination then, and only then, shall be conclusive and binding on the parties.

6.	DETERMINING WHETHER INDEMNIFICATION IS PROPER.

(a) If Indemnitee, at any time, seeks indemnification hereunder but does not assert that it is a Successful Indemnitee under Section 3 hereof, (i) indemnification, nevertheless, shall be made to Indemnitee, and (ii) Expenses shall be advanced and the prior advance(s) of Expenses confirmed, unless a determination (“Section 6(a) Determination”) is made by the Corporation, on and subject to the terms of sub-part (b) hereof, that indemnification is not proper in the circumstances because Indemnitee did not meet the applicable standard of conduct set forth in Sections 2(a) and (b) hereof. A Section 6(a) Determination sustaining Indemnitee’s claim for indemnification and advancement of Expenses shall be final and binding on the Corporation.

(b) The Section 6(a) Determination shall be made, at the option of Indemnitee, (1) by a majority vote of the directors who are not parties to such Action, Suit or Proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by Independent Legal Counsel in a written opinion. The Corporation and Indemnitee, by mutual agreement, may elect to have the Section 6(a) Determination made by the stockholders by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote on the matter, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the Action, Suit or Proceeding in question.

(c) The body or person, natural or otherwise, selected by Indemnitee to make the Section 6(a) Determination shall presume that Indemnitee is entitled to indemnification under this Agreement and to the advancement of Expenses upon submission of a request for indemnification pursuant to this Section 6. Such presumption shall form the basis for a determination that Indemnitee is entitled to indemnification and advancement of Expenses unless the Corporation adduces clear and convincing evidence overcoming that presumption.

(d) To secure a Section 6(a) Determination, or to resolve any dispute as to whether Indemnitee is a Successful Indemnitee under Section 3 hereof, Indemnitee shall submit written notice to the Corporation (the “Indemnity Notice”), including therein such documentation and information as reasonably is available to Indemnitee to enable the Corporation to determine, pursuant to Section 6(b) hereof, whether and, if so, to what extent Indemnitee is entitled to indemnification and advancement of Expenses. Promptly after the Indemnity Notice is submitted, the Corporation shall give notice thereof to the Board of Directors.

(e) Within ten (10) business days of the giving of the Indemnity Notice, the Corporation shall give written notice to Indemnitee of any reasonable request it may have for additional documentation or information it may seek to obtain from Indemnitee and, within ten (10) business days thereafter, Indemnitee shall provide such information or documents as are reasonably available to it.

(f) Within forty-five (45) days after an Indemnity Notice is submitted to it (the “Forty-Five Day Period”), the Corporation shall determine whether to grant Indemnitee’s request for indemnification, utilizing the procedure specified by Indemnitee pursuant to sub-part (b) of this Section 6.

(g) If, within the Forty-Five Day Period, the Corporation fails or refuses to provide indemnification or advance Expenses to the full extent sought by Indemnitee, as requested, Indemnitee’s rights under this Agreement shall be enforceable in court pursuant to Section 6(k) hereof. In any such action against the Corporation (“Enforcement Action”), it shall be a prima facie affirmative defense to claims asserted by Indemnitee (a “Section 145 Defense”) that Indemnitee (i) did not meet the standard of conduct set forth in Section 2 (a) or (b) hereof, or (ii) was not a Successful Indemnitee under Section 3 hereof, if Indemnitee’s assertion that it was a Successful Indemnitee is disputed by the Corporation.

(h) In any Enforcement Action, (i) the Corporation shall have the burden of pleading with particularity the alleged factual basis for each Section 145 Defense or any other defense asserted by it (each such defense must include, among other things, a detailed statement of the time and place of any statement, act or omission by Indemnitee or others which allegedly supports such defense); (ii) the Corporation shall have the burden of proving each such Section 145 Defense or any other defense by clear and convincing evidence; and (iii) the Indemnitee shall be presumed to be entitled to indemnification hereunder. Such presumption shall be used as a basis for granting judgment to Indemnitee, on motion or otherwise, unless the Corporation overcomes such presumption by clear and convincing evidence.

(i) Anything herein or elsewhere to the contrary notwithstanding, not less than ten (10) days before the Corporation asserts a Section 145 Defense, the parties shall meet and confer in an effort to informally resolve their differences relating to any such defense.

(j) Neither of the following shall constitute or support a Section 145 Defense, nor shall they create a presumption that Indemnitee is not entitled to indemnity hereunder: (i) the failure of the Corporation (including its Board of Directors or one of its committees, its Independent Legal Counsel, and its stockholders) to make a determination that indemnification is proper in the circumstances; or (ii) an actual determination by the Corporation (including its Board of Directors or one of its committees, its Independent Legal Counsel, and its stockholders) that indemnification is not proper in the circumstances.

(k) The Court of Chancery is hereby vested with exclusive original jurisdiction to hear and determine any and all Enforcement Actions as well as any action brought by the Corporation relating, in whole or in part, to the advancement of Expenses or the payment of indemnification under this Agreement or under the Certificate of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Pursuant to this exclusive grant of original jurisdiction, the Court of Chancery may summarily determine the Corporation’s obligation to advance Expenses (including attorneys’ fees); provided, however, at the Indemnitee’s sole option, an Enforcement Action or any other Action, Suit or Proceeding brought by Indemnitee arising out of or based on this Agreement may be brought by Indemnitee in any court of competent jurisdiction in the County of Los Angeles, State of California.

(l) Anything herein or elsewhere to the contrary notwithstanding, the Expenses incurred by Indemnitee in regard to any Enforcement Action or other Action, Suit or Proceeding concerning the interpretation or enforcement of Indemnitee’s rights hereunder, or to obtain indemnification or advances of Expenses, shall be indemnified by the Corporation unless a court having original jurisdiction, as provided in Section 6(k), determines that each of the material assertions made by Indemnitee in any such Enforcement Action or other Action, Suit or Proceeding was not made in good faith or was frivolous.

7.	INSURANCE AND SUBROGATION.

(a) The Corporation covenants and agrees that, as long as Indemnitee shall be entitled to indemnity under the terms of this Agreement, including Section 11(g) hereof, the Corporation, subject only to sub-part (b) of this Section 7, shall obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers covering Indemnitee against any liability asserted against or incurred by Indemnitee or on Indemnitee’s behalf in any indemnified capacity whether or not the Corporation would have the power to indemnify Indemnitee against such liability under this Agreement. In all such D&O Insurance policies, Indemnitee shall be named as an insured in a manner that grants Indemnitee the same rights and benefits as are granted to the most favorably insured of the Corporation’s officers or directors.

(b) Notwithstanding sub-part (a) of this Section 7, if the Corporation gives reasonable prior written notice to Indemnitee of the termination of D&O Insurance coverage, the Corporation shall be relieved of its duty to obtain and maintain D&O Insurance in future periods, if the Corporation in good faith determines that such insurance is not reasonably available in such future periods, or the premium costs for such insurance are disproportionate to the amount of coverage available, or the available coverage is so limited by exclusions that it provides an insufficient benefit, or Indemnitee is covered by similar insurance maintained by a subsidiary of the Corporation.

(c) If the Corporation has D&O Insurance in effect at the time it receives a Section 6(a) Notice, the Corporation shall give due and prompt notice of the commencement of such Action, Suit or Proceeding to the insurer(s) in accordance with the procedures set forth in the applicable policy. The Corporation shall thereafter take all necessary or desirable action to cause each insurer to pay, on behalf of the Indemnitee, all amounts payable as a result of such Action, Suit or Proceeding in accordance with the terms of the applicable policy.

(d) In the event of payments by the Corporation under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any such D&O Insurance policy. The Indemnitee shall execute all papers reasonably required and take all action reasonably necessary to secure such subrogation rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights in accordance with the terms of any such insurance policy. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

(e) Anything herein or elsewhere to the contrary notwithstanding, the Corporation shall not be liable to make any indemnity payment if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement.

8.	LIMITATION ON INDEMNIFICATION.

(a) Anything herein or elsewhere to the contrary notwithstanding, the Corporation shall not be obligated to provide indemnification as follows:

(i) To indemnify Indemnitee or advance Expenses to Indemnitee with respect to an Action, Suit or Proceeding filed by Indemnitee, unless (a) such Action, Suit or Proceeding was authorized or consented to by the Board of Directors of the Corporation, or (b) Indemnitee was successful in establishing Indemnitee’s rights regarding the interpretation or enforcement of this Agreement in such Action, Suit or Proceeding, in whole or in part, or (c) the court in such Action, Suit or Proceeding shall determine that, despite Indemnitee’s failure to establish their right to indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this Section 8(a)(i) limits Indemnitee’s rights under Section 6(l) hereof with respect to an Enforcement Action or other Action, Suit or Proceeding filed by Indemnitee to enforce or interpret this Agreement.

(ii) To indemnify Indemnitee on account of any proceeding with respect to which final judgment is rendered against Indemnitee for payment or an accounting of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

9.	SETTLEMENT.

(a) The Corporation shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement of any Action, Suit or Proceeding effected without the Corporation’s prior written consent, which shall not be unreasonably withheld.

(b) The Corporation shall not, in any manner, settle or compromise any Action, Suit or Proceeding of any kind or description that would impose any fine, payment or other obligation on Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld.

10.	CONTRIBUTION.

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction, as provided in Section 6(k) hereof, to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Corporation shall, to the fullest extent permitted by Delaware law, contribute to the payment of Indemnitee’s Expenses and Judgments, Fines and Amounts Paid in Settlement with respect to any Action, Suit or Proceeding in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors and officers of the Corporation or others pursuant to indemnification agreements or otherwise; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to (i) the failure of Indemnitee to meet the standard of conduct set forth in Section 145, or (ii) any limitation on indemnification set forth in Section 8 hereof.

11.	GENERAL PROVISIONS.

(a) Savings Clause. If any provision or provisions of this Agreement shall be invalidated on any ground by a court of competent jurisdiction, as provided in Section 6(k) hereof, then the Corporation shall nevertheless indemnify Indemnitee as to all Expenses and all Judgments, Fines and Amounts Paid in Settlement with respect to any Action, Suit or Proceeding, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by Delaware law.

(b) Limitation of Actions. No Action, Suit, or Proceeding may be brought by or in the right of the Corporation or its assignees or Affiliates against Indemnitee or Indemnitee’s spouse, heirs, executors, or personal or legal representatives, nor may any claim or cause of action be asserted in any such Action, Suit, or Proceeding, after the expiration of two years after the applicable statute of limitations commences to run with respect to Indemnitee’s act or omission that allegedly gave rise to the Action, Suit, Proceeding or claim or cause of action; provided, however, that, if any shorter period of limitations is otherwise applicable to any such Action, Suit, Proceeding or claim or cause of action, the shorter period shall govern.

(c) Form and Delivery of Notices, etc. Any notice, request or other communication required or permitted to be given to the parties under this Agreement shall be in writing and shall be effective when, but only when, delivered in person or sent by telecopy or overnight delivery to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to the Corporation:

Corporate Secretary

Molina Healthcare, Inc.

2277 Fair Oaks Blvd., Suite 440

Sacramento, CA 95825

FACSIMILE 916-646-4572

With a copy to:

Chief Executive Officer

Molina Healthcare, Inc.

One Golden Shore Drive

Long Beach, CA 90802

FACSIMILE: 562-495-7770

If to Indemnitee:

FACSIMILE: - -

(d) Service of Process. Notwithstanding any agreement or provision of law to the contrary, initial process in any Action, Suit or Proceeding to enforce this Agreement may be served by giving notice thereof in the manner specified in sub-part (c) of this Section 11.

(e) Venue. The Corporation, having consented, on and subject to the terms of Section 6(k) hereof, to the exclusive original jurisdiction of the Delaware Chancery Court, agrees not to (i) raise any defense that such court is an inconvenient forum or any similar defense or claim, or (ii) remove any Enforcement Action or any other Action, Suit or Proceeding to construe or apply this Agreement from the Delaware Chancery Court to a federal court.

(f) Subsequent Legislation. If the DGCL is amended after execution and delivery of this Agreement to expand the scope of indemnification permitted to directors or officers, then the Corporation shall indemnify Indemnitee to the fullest extent permitted by the DGCL, as so amended.

(g) Nonexclusivity. The indemnification provisions and provisions for advancement of Expenses set forth in this Agreement are not, and shall not be deemed to be, exclusive of any other rights which Indemnitee may have under any provision of law, the Corporation’s Certificate of Incorporation or Bylaws, in any court in which a proceeding is brought, or the vote of the Corporation’s stockholders or disinterested directors, or other agreements or otherwise; provided, however, no amendment or alteration of the Corporation’s Certificate of Incorporation or Bylaws or any other agreement shall adversely affect the rights of Indemnitee under this Agreement.

(h) Continuing and Future Rights. All covenants, agreements, undertakings and obligations of the Corporation contained herein or referred to herein shall continue in effect during the period in which Indemnitee is a director, officer, employee or other agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise and shall continue thereafter so long as Indemnitee shall be subject to any claim or potential, or threatened, or pending or completed Action, Suit or Proceeding by reason of the fact that Indemnitee was serving in any of the indemnified capacities referred to herein.

(i) Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to Indemnitee as follows:

(1) Authority. The Corporation has all necessary corporate power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly and validly authorized by the Corporation by all necessary corporate action;

(2) Enforceability. This Agreement, when executed and delivered by the Corporation, shall be a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general equitable principles, and to the extent limited by applicable federal or state securities laws.

(3) Estoppel. To the fullest extent permitted by law, the Corporation shall be precluded and estopped from asserting in any judicial or other proceeding that the provisions, procedures and presumptions of this Agreement are not valid, binding and enforceable in accordance with their terms, which constitute a final and binding stipulation under which the Corporation is and shall be irrevocably bound in any court of competent jurisdiction or other tribunal in which proceedings relating to this Agreement shall be commenced, continued or appealed on and subject to the terms of Section 6(k) hereof.

(j) Equitable Relief. The duties and obligations of the Corporation hereunder are unique and special, and the failure of the Corporation to comply with the provisions of this Agreement will cause irreparable and irremediable injury to Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy hereunder which Indemnitee may have at law or in equity with respect to breach of this Agreement, Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Corporation of its obligations under this Agreement.

(k) Interpretation of Agreement. This Agreement shall be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by Delaware law.

(l) Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of law rules.

(m) Other Laws. If, despite sub-part (l) of this Section 11, a court of competent jurisdiction, as determined by Section 6(k) hereof, shall make a final determination that the provisions of the law of any jurisdiction other than the State of Delaware govern indemnification by the Corporation of its officers and directors, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

(n) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superceded by this Agreement.

(o) Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(p) Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) of the Corporation, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform as if no such succession had taken place.

(q) Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment.

(r) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

(s) Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

INDEMNITEE

MOLINA HEALTHCARE, INC.

By:
Title:

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